Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement (No. 333-248362) on Form S-1 of ReShape Lifesciences Inc. of our report dated April 1, 2024, except for the effect of the reverse stock split described in Note 1, as to which the date is October 1, 2024, relating to the consolidated financial statements of ReShape Lifesciences Inc., appearing in the Preliminary Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Preliminary Prospectus.

/s/ RSM US LLP

Irvine, California

February 5, 2025